Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO LOAN AND SERVICING AGREEMENT (this “Amendment”), dated as of December 23, 2022 (the “Amendment Date”), among HLEND Holdings A, L.P., a Delaware limited partnership, as the borrower (the “Borrower”), HPS Corporate Lending Fund, a Delaware statutory trust, as the servicer (the “Servicer”), Morgan Stanley Bank, N.A. and CDPQ American Fixed Income V Inc., as lenders (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Servicer, the Lenders and the Administrative Agent are party to that certain Loan and Servicing Agreement, dated as of February 3, 2022 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, the Servicer, HPS Corporate Lending Fund, as the transferor, the Lenders, each of the other lenders from time to time party thereto, the Administrative Agent, U.S. Bank Trust Company, National Association, as the collateral agent and U.S. Bank National Association, as the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and

WHEREAS, the Borrower, the Servicer, the Lenders and the Administrative Agent desire to amend certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1. As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective upon its execution and delivery by each party hereto as of the date first written above.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

HLEND HOLDINGS A, L.P.

By: HLEND Holdings A GP, LLC, its General Partner

By: HPS Corporate Lending Fund, its manager

By:	/s/ Aimee Means
Name: Aimee Means
Title: Managing Director

[Signature Page to Second Amendment to Loan and Servicing Agreement]

SERVICER:

HPS CORPORATE LENDING FUND

By:	/s/ Aimee Means
Name: Aimee Means
Title: Managing Director

[Signature Page to Second Amendment to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ David Wasserman
Name: David Wasserman
Title: Authorized Signatory

[Signature Page to Second Amendment to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Nii Dodoo
Name: Nii Dodoo
Title: Authorized Signatory

[Signature Page to Second Amendment to Loan and Servicing Agreement]

LENDER:

CDPQ AMERICAN FIXED INCOME V INC.

By:	/s/ Huy Cao
Name: Huy Cao
Title: Authorized Signatory

By:	/s/ Jérôme Marquis
Name: Jérôme Marquis
Title: Authorized Signatory

[Signature Page to Second Amendment to Loan and Servicing Agreement]

APPENDIX A

EXECUTION VERSION

Conformed through ~~First~~Second Amendment dated ~~March 11~~December 23, 2022

Up to U.S. $~~600,000,000~~800,000,000

LOAN AND SERVICING AGREEMENT

Dated as of February 3, 2022

among

HLEND HOLDINGS A, L.P.,

as the Borrower

HPS CORPORATE LENDING FUND,

as the Transferor

HPS CORPORATE LENDING FUND,

as the Servicer

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as the Account Bank and the Collateral Custodian

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		2

Section 1.01	Certain Defined Terms	2
Section 1.02	Other Terms	74
Section 1.03	Computation of Time Periods	74
Section 1.04	Interpretation	74
Section 1.05	Rates	78
Section 1.06	Currency Conversion	79

ARTICLE II THE FACILITY		~~76~~79

Section 2.01	Advances; I/O Notional Loan	~~76~~79
Section 2.02	Procedure for Advances	~~77~~78
Section 2.03	Determination of Yield	~~78~~79
Section 2.04	Remittance Procedures	79
Section 2.05	Instructions to the Collateral Agent and the Account Bank	~~83~~84
Section 2.06	Borrowing Base Deficiency Payments	~~83~~84
Section 2.07	Sale of Loan Assets; Affiliate Transactions	~~84~~85
Section 2.08	Payments and Computations, Etc.	~~88~~89
Section 2.09	Unused Fee	~~89~~93
Section 2.10	Increased Costs; Capital Adequacy	~~89~~93
Section 2.11	Taxes	~~90~~95
Section 2.12	Grant of a Security Interest; Collateral Assignment of Agreements	~~94~~96
Section 2.13	Evidence of Debt	~~95~~97
Section 2.14	Release of Loan Assets	~~96~~97
Section 2.15	Treatment of Amounts Received by the Borrower	~~96~~97
Section 2.16	Prepayment; Termination; Reduction	~~96~~97
Section 2.17	Collections and Allocations	~~97~~99
Section 2.18	Reinvestment of Principal Collections	~~100~~101
Section 2.19	Defaulting Lenders	~~100~~102
Section 2.20	Incremental Facilities	~~102~~107

ARTICLE III CONDITIONS PRECEDENT		~~103~~105

Section 3.01	Conditions Precedent to Effectiveness	~~103~~105
Section 3.02	Conditions Precedent to All Advances	~~105~~106
Section 3.03	Advances Do Not Constitute a Waiver	~~107~~108
Section 3.04	Conditions to Acquisition of Loan Assets	~~107~~108
Section 3.05	Conditions to Inclusion of Borrower Subsidiaries	~~109~~110

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~109~~110

Section 4.01	Representations and Warranties of the Borrower	~~109~~110
Section 4.02	Representations and Warranties of the Borrower Relating to this Agreement and the Collateral	~~118~~119
Section 4.03	Representations and Warranties of the Servicer	~~118~~120
Section 4.04	Representations and Warranties of the Collateral Agent	~~122~~123
Section 4.05	Representations and Warranties of the Collateral Custodian	~~123~~124

ARTICLE V GENERAL COVENANTS		~~124~~125

Section 5.01	Affirmative Covenants of the Borrower	~~124~~125
Section 5.02	Negative Covenants of the Borrower	~~131~~132
Section 5.03	Affirmative Covenants of the Servicer	~~135~~136
Section 5.04	Negative Covenants of the Servicer	~~139~~140
Section 5.05	Affirmative Covenants of the Collateral Agent	~~140~~141
Section 5.06	Negative Covenants of the Collateral Agent	~~140~~142
Section 5.07	Affirmative Covenants of the Collateral Custodian	~~140~~142
Section 5.08	Negative Covenants of the Collateral Custodian	~~141~~142

ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS		~~141~~143

Section 6.01	Appointment and Designation of the Servicer	~~141~~143
Section 6.02	Duties of the Servicer	~~143~~145
Section 6.03	Authorization of the Servicer	~~145~~147
Section 6.04	Collection of Payments; Accounts	~~146~~147
Section 6.05	Realization Upon Loan Assets	~~148~~149
Section 6.06	Servicer Compensation	~~148~~150
Section 6.07	Payment of Certain Expenses by Servicer	~~148~~155
Section 6.08	Reports to the Administrative Agent; Account Statements; Servicer Information	~~149~~155
Section 6.09	Annual Statement as to Compliance	~~151~~152
Section 6.10	Annual Independent Public Accountant’s Servicing Reports	~~151~~153
Section 6.11	Procedural Review of Loan Assets; Access to Servicer and Servicer’s Records	~~152~~153
Section 6.12	The Servicer Not to Resign	~~152~~154

ARTICLE VII EVENTS OF DEFAULT		~~153~~154

Section 7.01	Events of Default	~~153~~154
Section 7.02	Additional Remedies of the Administrative Agent.	~~156~~158
Section 7.03	Option to Purchase Collateral	~~159~~160

ARTICLE VIII INDEMNIFICATION		~~160~~161

Section 8.01	Indemnities by the Borrower	~~160~~161
Section 8.02	Indemnities by Servicer	~~161~~162
Section 8.03	Waiver of Certain Claims	~~162~~163
Section 8.04	Legal Proceedings	~~162~~163
Section 8.05	After-Tax Basis	~~163~~164

ARTICLE IX THE ADMINISTRATIVE AGENT		~~163~~164

Section 9.01	The Administrative Agent	~~163~~164

ARTICLE X COLLATERAL AGENT		~~168~~170

Section 10.01	Designation of Collateral Agent	~~168~~170
Section 10.02	Duties of Collateral Agent	~~169~~170
Section 10.03	Merger or Consolidation	~~172~~174
Section 10.04	Collateral Agent Compensation	~~172~~174
Section 10.05	Collateral Agent Removal	~~173~~174
Section 10.06	Limitation on Liability	~~173~~174
Section 10.07	Collateral Agent Resignation	~~176~~183
Section 10.08	Reallocation of Advances	~~176~~193

ARTICLE XI COLLATERAL CUSTODIAN		~~177~~178

Section 11.01	Designation of Collateral Custodian	~~177~~178
Section 11.02	Duties of Collateral Custodian	~~177~~178
Section 11.03	Merger or Consolidation	~~180~~181
Section 11.04	Collateral Custodian Compensation	~~180~~181
Section 11.05	Collateral Custodian Removal	~~180~~181
Section 11.06	Limitation on Liability	~~180~~182
Section 11.07	Collateral Custodian Resignation	~~182~~184
Section 11.08	Release of Documents	~~183~~184
Section 11.09	Return of Required Loan Documents	~~183~~185
Section 11.10	Access to Certain Documentation and Information Regarding the Collateral	~~184~~185
Section 11.11	Agent of the Collateral Agent	~~184~~185

ARTICLE XII MISCELLANEOUS		~~184~~186

Section 12.01	Amendments and Waivers	~~184~~186
Section 12.02	Notices, Etc.	~~186~~195
Section 12.03	No Waiver; Remedies	~~188~~191
Section 12.04	Binding Effect; Assignability; Multiple Lenders	~~188~~191
Section 12.05	Term of This Agreement	~~190~~192

Section 12.06	GOVERNING LAW; JURY WAIVER	~~190~~192
Section 12.07	Costs, Expenses and Taxes	~~191~~194
Section 12.08	Further Assurances	~~192~~194
Section 12.09	Recourse Against Certain Parties	~~192~~195
Section 12.10	Execution in Counterparts; Severability; Integration	~~193~~195
Section 12.11	Characterization of Conveyances Pursuant to the Purchase and Sale Agreement	~~193~~196
Section 12.12	Confidentiality	~~194~~197
Section 12.13	Waiver of Set Off	~~196~~198
Section 12.14	Headings and Exhibits	~~196~~198
Section 12.15	Ratable Payments	~~196~~199
Section 12.16	Failure of Borrower or Servicer to Perform Certain Obligations	~~196~~199
Section 12.17	Power of Attorney	~~196~~199
Section 12.18	Delivery of Termination Statements, Releases, etc.	~~197~~199
Section 12.19	Non-Petition	~~197~~199
Section 12.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~198~~200

LIST OF SCHEDULES, EXHIBITS AND ANNEXES

SCHEDULES

SCHEDULE I	-	Conditions Precedent Documents
SCHEDULE II	-	Eligibility Criteria
SCHEDULE III	-	Agreed-Upon Procedures for Independent Public Accountants
SCHEDULE IV	-	Loan Asset Schedule
SCHEDULE V	-	Diversity Score Calculation
SCHEDULE VI	-	Industry Classification

ANNEXES

ANNEX A	-	Commitments

EXHIBITS

EXHIBIT A	-	Form of Approval Notice
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Disbursement Request
EXHIBIT D	-	Form of Notice of Borrowing
EXHIBIT E	-	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT F	-	Form of Notice of Termination/Permanent Reduction
EXHIBIT G	-	[Reserved]
EXHIBIT H	-	Form of Servicing Report
EXHIBIT I	-	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT J	-	Form of Release of Required Loan Documents
EXHIBIT K	-	Form of Assignment and Acceptance
EXHIBIT L	-	Forms of U.S. Tax Compliance Certificates
EXHIBIT M	-	Form of Joinder Supplement
EXHIBIT N	-	Form of Power of Attorney for Servicer
EXHIBIT O	-	Form of Power of Attorney for Borrower
EXHIBIT P	-	Form of Collateral Custodial Certification

This LOAN AND SERVICING AGREEMENT is made as of February 3, 2022, among:

(1) HLEND HOLDINGS A, L.P., a Delaware limited partnership, as the Borrower (as defined below);

(2) HPS CORPORATE LENDING FUND, a Delaware statutory trust, as the Servicer (as defined below) and as the Transferor (as defined below);

(3) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender (as defined below);

(4) MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (as defined below);

(5) U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Collateral Agent (as defined below); and

(6) U.S. BANK NATIONAL ASSOCIATION, as the Account Bank (as defined below) and the Collateral Custodian (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);

WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral (as defined below) to secure the payment in full of the Obligations (as defined below);

WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Borrower also desires to retain the Servicer to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein; and

WHEREAS, the Servicer desires to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means U.S. Bank National Association, in its capacity as the “Account Bank” pursuant to each Control Agreement.

“Action” has the meaning assigned to that term in Section 8.04.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Additional Pledge Agreement” means any pledge agreement or similar instrument between the Borrower, as pledgor of its interests in a Borrower Subsidiary, and the Collateral Agent, as pledgee, for the purpose of pledging such pledgor’s ownership interest in any shares, other equity or debt instruments issued by and receivables owed by the Borrower or such Borrower Subsidiary, in each case, as amended, supplemented or otherwise modified from time to time.

“Adjusted Borrowing Value” means, on any date of determination, for any Eligible Loan Asset, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset at such time and (b) the Assigned Value of such Eligible Loan Asset at such time, multiplied by the Outstanding Balance of such Eligible Loan Asset at such time. Notwithstanding the foregoing, the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset at such time shall be zero.

~~“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero for purposes of this Agreement.~~

“Administrative Agent “ means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms hereof.

“Amortization Period “ means the period commencing on the Commitment Termination Date and ending on the Collection Date; provided that in the event the Revolving Period is reinstated following the Commitment Termination Date pursuant to the proviso to the definition of “Revolving Period,” the Amortization Period will automatically and without further action be tolled and will commence again on the subsequent occurrence of the Commitment Termination Date.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, and (c) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery or corruption.

“Anti- Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) require identification and documentation of the parties with whom a financial institution conducts business; or (c) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the Patriot Act, and the Money Laundering Control Act of 1986. including the laws relating to prevention and detection of money laundering under 18 USC Section 1956 and 1957.

“Applicable Law” means for any Person, all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means, during the Revolving Period, ~~2.10~~2.40% per annum; provided that, during the Amortization Period, the Applicable Margin shall be increased by an additional 0.10% per annum; provided, further, that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, which may be distributed via email, in substantially the form attached hereto as Exhibit A, evidencing, among other things the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, the Industry Classification and the Advance Rate in respect of such Eligible Loan Asset.

“Approved Broker/Dealer” means any of Banco Santander; Bank of America/Merrill Lynch; Barclays Bank plc; BNP Paribas; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; HSBC; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Nomura; Royal Bank of Canada; The Royal Bank of Scotland; Société Générale; UBS AG; Wells Fargo Bank, National Association; Citizens Bank N.A.; Jefferies LLC; Raymond James Financial; PNC Bank; Sun Trust Bank and any of their respective Affiliates.

“Approved Valuation Firm” means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Duff & Phelps, (d) Murray, Devine and Company and (e) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Lincoln Partners Advisors LLC as the initial Approved Valuation Firm.

“Asset Based Loan” means a Loan Asset (i) that is underwritten based primarily on the appraised value of the assets securing such Loan Asset, and (ii) in respect of which the advances are governed by a borrowing base relating to the assets securing such Loan Asset.

~~“Asset Replacement Percentage” means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the assets that were indexed to the Benchmark Replacement (Dollar) for the Corresponding Tenor as of such calculation date and the denominator is the outstanding principal balance of the assets as of such calculation date.~~

“Assigned Documents” has the meaning assigned to that term in Section 2.12(b).

“Assigned Value” means (i) with respect to any Liquid Credit Loan Asset, its Assigned Value (Liquid Credit) and (ii) with respect to any Private Credit Loan Asset, its Assigned Value (Private Credit).

“Assigned Value (Liquid Credit)” means, with respect to any Liquid Credit Loan Asset, an amount (expressed as a percentage of par) equal to (i) as of the related Cut-Off Date, the lower of (1) 100% and (2) the Purchase Price of such Liquid Credit Loan Asset, (ii) upon the occurrence of a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (g), clause (h), clause (i), clause (j) or clause (k) of the definition thereof, the Market Value and (iii) if such Liquid Credit Loan Asset has a quote depth of zero or no pricing from Loan Pricing Corp. or IHS Markit Ltd. (or such other pricing service approved by the Administrative Agent in its sole discretion) is available, or no recent observable trade data are available, the Market Value; provided that if a Liquid Credit Loan Asset no longer satisfies the Eligibility Criteria, its Assigned Value (Liquid Credit) shall be zero.

“Assigned Value (Private Credit)” means an amount (expressed as a percentage of par) equal to (I) with respect to any Private Credit Loan Asset originated within one hundred and five (105) days of its sale or contribution to the Borrower, (A) if the origination price thereof was equal to or greater than 97% of par, the par amount thereof and (B) otherwise, the origination price thereof (not to exceed 100% of par) and (II) with respect to any other Private Credit Loan Asset, the lowest of (a) the Purchase Price of such Eligible Loan Asset, (b) the fair market value assigned on the Borrower’s books and records, (c) the value (expressed as a percentage of the principal balance of such Eligible Loan Asset) assigned by the Administrative Agent in its sole discretion, or (d) the par amount of such Eligible Loan Asset, in each case, as of the Cut-Off Date; provided that the foregoing clauses (I) and (II) shall be subject to the following terms:

(i) Unless a lower value applies in accordance with clauses (a) through (d) of this definition set forth above, if a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (e) (but only to the extent failure to deliver the financial statements required to be delivered therein exceeds the quarterly or annual reporting deadlines set forth therein by more than sixty (60) days, provided, if the applicable financial statements are subsequently delivered and no other Value Adjustment Event has occurred with respect to such Loan Asset, the Assigned Value of such Loan Asset shall revert to the Assigned Value of such Loan Asset in effect immediately preceding the occurrence of the Value Adjustment Event of the type described in clause (e)), clause (f) (solely with respect to a Material Modification described in clause (a), clause (b), clause (c) or clause (d) of the definition thereof) and clause (h) of the definition thereof with respect to such Loan Asset occurs, the then-current Assigned Value (Private Credit) thereof may be amended by the Administrative Agent in its sole discretion at any time and from time to time following such occurrence; provided that until the Administrative Agent has made such determination and provided notice thereof to the Borrower, the Assigned Value (Private Credit) of the related Eligible Loan Asset will be 40%.

(ii) Unless a lower value applies in accordance with clauses (a) through (d) of this definition set forth above, upon the occurrence of a Value Adjustment Event other than as described in clause (i) above in respect of any Eligible Loan Asset, the then-current Assigned Value (Private Credit) thereof may be amended by the Administrative Agent in its sole discretion at any time and from time to time following such occurrence. The Borrower may dispute such adjusted Assigned Value (Private Credit) pursuant to the following provisions:

(A) The Borrower may (I) either (1) obtain an actionable bid from any Approved Broker/Dealers for a minimum of $10,000,000 with respect to the Eligible Loan Asset (each, a “Third Party Bid”) or (2) obtain same day bid side pricing from Loan Pricing Corp. or IHS Markit Ltd. (or such other pricing service approved by the Administrative Agent in its sole discretion) with a minimum quote depth of two (2), in each case at its own expense or (II) request a valuation, at its own expense, from an Approved Valuation Firm. If the Borrower obtains a Third Party Bid pursuant to sub-clause (I)(1) above, then such Third Party Bids shall be treated as the amended Assigned Value (Private Credit), if the Borrower obtains pricing pursuant to sub-clause (I)(2) above, then such pricing shall be treated as the amended Assigned Value (Private Credit), and if the Borrower obtains a valuation pursuant to sub-clause (II) above, then such valuation shall be treated as the amended Assigned Value (Private Credit).

approximately 11:00 a.m. (Sydney time) two (2) Business Days prior to the beginning of such Remittance Period for deposits in AUD with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, “BBSW” with respect to any AUD Advance shall be the rate at which AUD deposits of AUD5,000,000 and for a three-month maturity are offered by the principal Sydney office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds at approximately 11:00 a.m. (Sydney time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. BBSW shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“BDC Asset Coverage” means the “asset coverage” ratio for the Transferor, as determined in accordance with Section 18 of the 1940 Act, and any orders, declarations, opinions, relief or letters issued by the SEC or any other government or regulatory authority.

“Benchmark” means with respect to (a) Dollar Advances, the Benchmark (Dollar), (b) GBP Advances, Daily Simple SONIA, (c) Euro Advances, EURIBOR, (d) CAD Advances, CDOR, (e) with respect to AUD Advances, BBSW, (f) SEK Advances, STIBOR, (g) DKK Advances, CIBOR, (h) NOK Advances, NIBOR and (i) NZD Advances, the BKBM Rate.

“Benchmark (Dollar)” means, initially, ~~Adjusted~~ Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date have occurred with respect to ~~the~~ Term SOFR ~~Reference Rate~~ or the then-current Benchmark (Dollar), then “Benchmark (Dollar)” means the applicable Benchmark Replacement (Dollar) to the extent that such Benchmark Replacement (Dollar) has replaced such prior benchmark rate pursuant to ~~Sections~~Section 12.01(c~~)-(e~~); provided, further, that, in the event that the rate resulting from the sum of any Benchmark (Dollar) plus, if applicable, the Benchmark Replacement Adjustment shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark Replacement (Dollar)” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) the applicable Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class~~, as applicable at such time~~ and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement (Dollar) as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement (Dollar) will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment~~,~~ (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class~~, as applicable at such time~~.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (Dollar), any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Remittance Period,” the definition of “Determination Date,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, which in the case of Term SOFR shall be with the consent of the Borrower, may be appropriate to reflect the adoption and implementation of any such ~~Benchmark Replacement (Dollar) and~~rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such ~~Benchmark Replacement (Dollar)~~rate exists, in such other manner of administration as the Administrative Agent ~~determines~~decides, which in the case of Term SOFR shall be with the consent of the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (Dollar):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~; or~~

~~(3)~~	~~in the case of clause (4) of the definition of “Benchmark Transition Event,” the fifth (5th) Business Day following the date of such Servicing Report~~.

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (solely with respect to a Benchmark Replacement (Dollar)):

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative~~; or~~

~~(4)~~	~~the Asset Replacement Percentage is greater than 50%, as reported in the most recent Servicing Report~~.

profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document), (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any withholding Taxes imposed under FATCA.

“Exercise Notice” has the meaning assigned to that term in Section 7.03.

“Exercise Notice Purchase Price” has the meaning assigned to that term in Section 7.03.

“Facility Amount” means the aggregate Commitments as then in effect, which on the Second Amendment Closing Date shall be $~~600,000,000~~800,000,000 , as such amount may be increased pursuant to Section 2.20 or reduced pursuant to Section 2.16(b).

“Facility Maturity Date” means the earliest of (a) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), as of the date of this Agreement, and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning set forth in the Purchase and Sale Agreement.

“Loan File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and, at the request of the Administrative Agent. copies of any other Records relating to such Loan Assets and Related Asset pertaining thereto in the possession of or obtainable by the Servicer without undue burden or expense.

“Loan Parties” means, collectively, the Borrower and each Borrower Subsidiary.

“LTV” means, with respect to any Eligible Loan Asset, the meaning of “LTV” or any comparable definition in the Underlying Instruments for such Eligible Loan Asset. In case that “LTV” or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor that ranks senior to or pari passu with such Eligible Loan Asset divided by (ii) the enterprise value of the related Obligor.

“Maintenance Covenant” means, as of any date of determination, a covenant by the Obligor of a Loan Asset to comply with one or more financial covenants during each reporting period applicable to such Loan Asset, whether or not any action by, or event relating to, the Obligor occurs after such date of determination; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related Loan Asset shall be a Maintenance Covenant.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Value” means, with respect to any Liquid Credit Loan Asset on any date of determination, the value determined by the Administrative Agent, in its sole discretion, on such day to be the midpoint of the “bid” and “ask” prices for such Liquid Credit Loan Asset, either: (i) based on pricing from Loan Pricing Corp. or IHS Markit Ltd. (or such other pricing service selected by the Administrative Agent with the consent of the Borrower) with a minimum quote depth of two (2); (ii) if the price cannot be determined pursuant to clause (i), based on recent observable trade data; and (iii) if the price cannot be determined pursuant to either of clauses (i) or (ii), as otherwise determined by the Administrative Agent in its sole discretion; provided that, if the Administrative Agent or any of its Affiliates owns such Liquid Credit Loan Asset for its own account (such Liquid Credit Loan Asset, an “Owned Asset”), such Market Value determined pursuant to this clause (iii) shall be consistent with the valuation of such Liquid Credit Loan Asset by the Administrative Agent or its Affiliate, as the case may be, for its own account.

Notwithstanding the foregoing, so long as (a) such Liquid Credit Loan Asset is not a Defaulted Loan or (b) such Liquid Credit Loan Asset is not an Owned Asset, the Borrower may dispute the Market Value of a Liquid Credit Loan Asset by providing actionable bids from

(b) (i) waives more than two interest payments, or (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Eligible Loan Asset that is a PIK Loan Asset as of the Cut-Off Date) and such deferral or capitalization is in an amount equal to the interest due for three or more payment periods;

(c) (i) in the case of a First Lien Loan or Unitranche Loan, contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” or any comparable definitions or provisions in the Underlying Instruments related to “permitted liens” for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset, (ii) in the case of a Second Lien Loan or FLLO Loan, (x) contractually or structurally subordinates such Eligible Loan Asset to any obligation (other than any loan which existed on the Cut-Off Date for such Eligible Loan Asset which is senior to such Eligible Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” or any comparable definitions or provisions in the Underlying Instruments related to “permitted liens” for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior or pari passu with such Loan Asset or (iii) in the case of any Eligible Loan Asset, the Obligor thereof incurs any additional Indebtedness which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset (except as permitted under the applicable Underlying Instruments existing on the Cut-Off Date for such Eligible Loan Asset) and such contractual or structural subordination or additional Indebtedness materially and adversely affects the value of such Eligible Loan Asset;

(d) substitutes, alters or releases the Related Collateral securing such Eligible Loan Asset and any such substitution, alteration or release materially and adversely affects the value of such Eligible Loan Asset;

(e) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “LTV,” “Indebtedness,” “Permitted Liens,” “Recurring Revenue,” “Debt-to-Recurring-Revenue Ratio” or any respective comparable definitions in the Underlying Instruments for such Eligible Loan Asset (to the extent such financial covenants or definitions are included in the Underlying Instruments), (ii) any term or provision of such Underlying Instruments directly or indirectly utilized in the calculation of the “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “LTV,” “Indebtedness,” “Permitted Liens,” “Recurring Revenue,” “Debt-to-Recurring-Revenue Ratio” or any respective comparable definitions for such Eligible Loan Asset, or (iii) any term or provision directly or indirectly utilized in the calculation of any financial covenant or modifies any of the required maintenance levels of any financial covenant in the Underlying Instrument for such Eligible Loan Asset, in the case of either clause (i), (ii) or (iii) above, in a manner that, in the sole discretion of

(d) units of money market funds rated in the highest credit rating category by any nationally recognized statistical rating organization, including S&P and Moody’s.

No Permitted Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition). The Collateral Agent, the Account Bank and Collateral Custodian shall have no obligation to determine or oversee compliance with the foregoing.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (b) Liens for Taxes, assessments or other governmental charges or levies if such Taxes, assessments or other governmental charges or levies shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (c) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (d) Liens granted pursuant to or by the Transaction Documents.

“Permitted Intercompany Loans” means contributions of capital to or from, or intercompany loans or receivables among, any of the Loan Parties.

“Permitted PIK Loan Asset” means a PIK Loan Asset that provides for periodic payments of interest thereon in cash no less frequently than semiannually and the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Loan Asset having an effective rate of current interest paid in cash on such day of not less than (i) if such Loan Asset is a fixed rate loan, 5.00% per annum over the Benchmark relating to the Eligible Currency of such Loan Asset or (ii) otherwise, 5.00% per annum over the applicable index rate.

“Permitted RIC Distribution” means distributions to the Transferor (from the Collection Account or otherwise) to the extent required to allow the Transferor to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Transferor in or with respect to any taxable year of the Transferor (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Transferor shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Transferor to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such advisors to the prominent public figure, in particular financial advisors or persons acting in a fiduciary capacity.

“Prepayment Premium” means, in the event that this Agreement is terminated or the Facility Amount is permanently reduced, in each case, pursuant to Section 2.16(b), (a) prior to the one (1) year anniversary of the Closing Date, an amount equal to 2.0%, or (b) on or after the one (1) year anniversary of the Closing Date, but prior to the date that is two (2) Business Days prior to the three (3) year anniversary of the Closing Date, an amount equal to 1.0%, in each case, of either (x) the Facility Amount, in the case of such termination, or (y) the amount of such reduction, in the case of such permanent reduction of the Facility Amount and, in each case, such amounts shall be payable pro rata to each Lender at the time of such termination or such reduction, as applicable; provided that the Prepayment Premium shall be calculated without giving effect to any reduction in the Facility Amount resulting from an Event of Default or the commencement of the Amortization Period.

“Principal Collection Subaccount” means the collective reference to the sub-accounts of the Collection Account identified as principal collection accounts, into which Principal Collections shall be segregated.

“Principal Collections” means with respect to any date of determination, all amounts received by the Borrower or the applicable Borrower Subsidiary during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement.

“Private Credit Loan Asset” means any Eligible Loan Asset (other than a ~~Broadly Syndicated~~Liquid Credit Loan Asset) designated as such by the Administrative Agent in its sole discretion in the applicable Approval Notice.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.

“Proposed Loan Asset” means a Loan Asset submitted to the Administrative Agent for approval as an Eligible Loan Asset hereunder and meeting the conditions set forth on Schedule II hereof (other than clause 1 therein), it being understood that the conditions set forth in clauses 15(i), 17 and 23(b) need not be satisfied unless and until such Proposed Loan Asset is actually approved for acquisition by the Borrower hereunder and the Cut-Off Date therefor has occurred.

“Purchase and Sale Agreement” means, as the context requires, (i) that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the Servicer (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan” means an Eligible Loan Asset that is underwritten based on the Recurring Revenue of the Obligor, as determined by the Servicer in accordance with the Servicing Standard and designated as such in the related Approval Notice.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~Adjusted~~ Term SOFR, the time set forth in the definition of Term SOFR and (2) if such Benchmark is not ~~Adjusted~~ Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning assigned to that term in Section 2.13.

“Registered” means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder and that is issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Related Asset” means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Transferor and/or the applicable Loan Party, as applicable, is entitled as lender under the applicable Underlying Instruments;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f) all Insurance Policies with respect to any Loan Asset;

(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or

“Sanctions” means any sanctions administered or enforced by the United States government (including OFAC and the U.S. Department of State), the European Union, ~~Her~~His Majesty’s Treasury (United Kingdom), the United Nations Security Council or any other relevant sanctions authority.

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Underlying Instruments.

“Second Amendment Closing Date” means December 23, 2022.

“Second Lien Loan” means any Loan Asset (other than a Senior Secured Bond) (a) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Loan Asset, subject only to the prior Lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, any Permitted Working Capital Lien, and any other expressly permitted Liens under the Underlying Instrument for such Loan Asset, including any “permitted liens” as defined in such Underlying Instrument, or such comparable definition if “permitted liens” is not defined therein, (b) that, except for the express lien priority provisions under the documentation of the “first lien” lenders or the documentation with respect to any Permitted Working Capital Lien, is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) that the Servicer determines in accordance with the Servicing Standard that the value of the Related Collateral (or the enterprise value and ability to generate cash flow) on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the “first lien” loan).

“Secured Obligations” has the meaning assigned to that term in Section 2.12(a).

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

“SEK” means the lawful currency of Sweden.

“SEK Advance” means an Advance denominated in SEK.

“Selling Institution” means the entity obligated to make payments to the Borrower or the applicable Borrower Subsidiary under the terms of a Participation Interest.

“Senior Leverage Ratio” means, with respect to any Loan Asset or any portion of any Loan Asset (other than a Recurring Revenue Loan or Asset Based Loan), as applicable, for any period, the meaning of “Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure and any other indebtedness senior or pari passu to such lien or such level) indebtedness in the Underlying Instruments for each such Loan Asset (or such other definition as the Borrower and the Administrative Agent shall agree upon in writing (including via email), and in any case that divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent institutional loan investor or lender would use in servicing loans like the Loan Assets for its own account, and (ii) the customary standards and procedures with which the Servicer services and administers loans for its own account or for the account of others.

“Similar Law” has the meaning assigned to that term in Section 4.01(x).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York~~’~~’ s Website.

“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR.

“Solvent” means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator “ means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(b)(ii).

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target Portfolio Amount” means $920,000,000.

“Tax Expense Cap” means, for any Payment Date, a per annum amount equal to $50,000.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term SOFR” means, with respect to any SOFR Advance for any day during a Remittance Period, the Term SOFR Reference Rate for a tenor of three (3) months on such day, as such rate is published by the Term SOFR Administrator at 6:00 a.m. on the Term SOFR Determination Date for such Remittance Period; provided, however, that if as of 5:00 p.m. on the Term SOFR Determination Date the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

~~“Term SOFR Adjustment” means a percentage equal to 0.15% per annum.~~

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” means, with respect to each Remittance Period, the day that is two (2) Business Days prior to the first day of such Remittance Period.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination/Reduction Notice” means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.

“Threshold Amount” means, $500,000 in the case of the Borrower, or $10,000,000 in the case of the Transferor or the Servicer.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(g)(i)(c).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement (Dollar) excluding the related Benchmark Replacement Adjustment ~~with respect thereto~~.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Unfunded Exposure Account” means the collective reference to the account identified as unfunded exposure accounts, in the name of the Borrower or the applicable Borrower Subsidiary subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower or the applicable Borrower Subsidiary and the Borrower or the applicable Borrower Subsidiary shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Amount” means, as of any date of determination, with respect to a Delayed Draw Loan Asset or a Revolving Loan, as applicable, an amount equal to the aggregate amount of all unfunded commitments associated with such Loan Asset as of such date.

“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to, for all Eligible Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the Unfunded Exposure Amount for each such Eligible Loan Asset multiplied by (b) the difference of (x) 100% minus (y) the aggregate sum of the products of (A) the Assigned Value for each such Eligible Loan Asset multiplied by (B) the Advance Rate for each such Eligible Loan Asset.

“United States” means the United States of America.

“United States Tax Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unitranche Loan” means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Loan Asset, subject to expressly permitted Liens, including any “permitted liens” as defined in the Underlying Instrument for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor (excluding Permitted Working Capital Liens), and (c) for which no other Indebtedness of the Obligor secured by a Lien on the Related Collateral (excluding Permitted Working Capital Liens) exists or is outstanding; provided that any Loan Asset that would otherwise constitute a First Lien Loan but for clause (e) of the definition thereof shall constitute a Unitranche Loan.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unpledged Subscription Amounts” means the sum of any unfunded, undrawn and readily available capital commitments of equityholders of the Transferor with respect to any subscription line credit facility in excess of the amount of any indebtedness secured by such capital commitments.

“Unrestricted Cash” means, (a) with respect to any Loan Asset, the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for the applicable Loan Asset and (b) in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

“Unused Fee” has the meaning assigned to that term in Section 2.09.

“Unused Fee Rate” means a rate equal to ~~0.50~~0.45% per annum.

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(h) the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard;

(i) solely with respect to Liquid Credit Loan Assets, the Market Value of such Liquid Credit Loan Asset as determined by the Administrative Agent is below 85%;

(j) solely with respect to any Liquid Credit Loan Asset, the quote depth is less than two (2); provided that, other than with respect to a Loan Asset that the Administrative Agent reasonably determines to be a Credit Risk Loan, no Value Adjustment Event shall be deemed to have occurred pursuant to this clause (j) if it has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service within a five (5) Business Day period of any date of determination; provided, further, that the Borrower may dispute the occurrence of a Value Adjustment Event under this clause (j) by providing the Administrative Agent at least two (2) actionable bids from an Approved Broker/Dealer for the full amount of such Liquid Credit Loan Asset on the same day;

(k) solely with respect to Liquid Credit Loan Assets, such Liquid Credit Loan Asset has (x) an issuer credit rating by S&P of ~~“~~“CCC+~~”~~” or below or (y) a corporate family rating by Moody~~’~~’s of ~~“~~“Caa1~~”~~” or below;

(l) with respect to any Asset Based Loan, the LTV with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 25.0% from the LTV calculated on the applicable Cut-Off Date; or

(m) with respect to any Loan Asset, any additional “Value Adjustment Event” described in the related Approval Notice.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Breach Event” means, as to any Loan Asset, (a)(1) the discovery that, as of the related Cut-Off Date, such Loan Asset did not satisfy the definition of “Eligible Loan Asset” or there otherwise existed a breach of any representation or warranty relating to such Loan Asset or (2) the Borrower fails to satisfy Section 3.02(a)(ii) or Section 3.04(b), as applicable, with respect to such Loan Asset and (b) such breach under clause (a)(1) occurs or was continuing on the date of the conveyance of such Loan Asset and such breach under clause (a)(2) occurs or was continuing on the date such documents were required to be provided under this Agreement.

“Warranty Breach Loan Asset” means any Loan Asset with respect to which a Warranty Breach Event has occurred.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Loan Assets included in the Aggregate Adjusted Borrowing Value, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) Unless expressly stated otherwise, any decision, consent, approval or waiver to be made at the discretion of the Administrative Agent (or any Lender) shall be in its sole discretion.

(h) All calculations required to be made hereunder with respect to the Loan Assets and the Borrowing Base shall be made on a trade date basis.

(i) Reference to any time means New York, New York time (unless expressly specified otherwise).

(j) Any reference to “close of business” means 5:00 p.m., New York, New York time.

(k) For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 12.01(a).

(l) If any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day.

(m) For all purposes of this Agreement with respect to the calculation of EBITDA, Cash Interest Coverage Ratio, Debt-to-Recurring-Revenue Ratio, LTV, Revenue, Senior Leverage Ratio or Total Leverage Ratio at any time, each such calculation shall be made utilizing the most recent financial information and calculations for the testing period required to be reported pursuant to the Underlying Instruments of the Obligors received by the Borrower (or the Servicer on its behalf) and such calculation of EBITDA, Cash Interest Coverage Ratio, Debt-to-Recurring-Revenue Ratio, LTV, Senior Leverage Ratio or Total Leverage Ratio shall be deemed to remain the same for each day of such testing period (unless otherwise specified, in each case, by the Borrower (or the Servicer on its behalf)).

(n) Any reference to “execute”, “executed”, “sign” or “signed” or any other like term shall refer to execution by any form of signature acceptable to the Administrative Agent, Collateral Agent and the Collateral Custodian, whether manual, PDF or DocuSign. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Section 1.05 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 ~~Section 1.05~~ Currency Conversion.

For purposes of (i) complying with any requirement of this Agreement stated in Dollars and (ii) calculating any ratio or other test set forth in this Agreement, the amount of any Loan Asset denominated in an Eligible Currency other than Dollars shall be deemed to be the Dollar Equivalent of such amount of such Eligible Currency.

ARTICLE II

THE FACILITY

Section 2.01 Advances; I/O Notional Loan.

(a) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Revolving Period, the Borrower (or the Servicer on behalf of the Borrower) may request that the Lenders make Advances secured by the Collateral, in an aggregate amount up to the Availability as of such date, to the Borrower for the purposes permitted herein. Under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default exists or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) a Borrowing Base Deficiency exists or would result therefrom (and, as applicable for each such Eligible Currency, Advances Outstanding shall exceed any of the Borrowing Base (AUD), the Borrowing Base (CAD), the Borrowing Base (DKK), the Borrowing Base (EUR), the Borrowing Base (GBP), the Borrowing Base (NOK), the Borrowing Base (NZD) or the Borrowing Base (SEK)). Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.

(b) Promissory Note. Upon the request of any Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note of the Borrower (in form and

(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:30 p.m. on the day when due in Dollars or in such other Eligible Currency in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each Advance and I/O Notional Loan shall accrue interest at the applicable Yield Rate for its Eligible Currency for each day during each applicable Remittance Period. All computations of interest and all computations with respect to the Yield and the Yield Rate shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed; provided that with respect to GBP Advances, such computations shall be computed on the basis of a year of three hundred and sixty-five (365) days and the actual number of days elapsed~~.~~. Each Advance shall accrue interest at the Yield Rate for each day beginning on, and including, the Advance Date with respect to such Advance and ending on, but excluding, the date such Advance is repaid in full. Yield on the I/O Notional Loan due on each Distribution Date shall be equal to the applicable interest due thereon with respect to each such Distribution Date, which I/O Notional Loan shall accrue interest at the Yield Rate for each day during the Remittance Period.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be. To the extent that Available Collections are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.04(a)(v) and Section 2.04(b)(i), such unpaid amounts shall remain due and owing and shall be payable on the next succeeding Payment Date until repaid in full.

(c) If any Advance requested by the Borrower pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Administrative Agent or the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto, including, any loss (including cost of funds and reasonable and documented out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

(d) For the avoidance of doubt, the Borrower shall not be obligated to pay or repay any amounts in respect of the I/O Notional Loan other than interest in accordance with Section 2.01 and Section 2.04, as applicable.

Section 2.09 Unused Fee.

The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender, an unused fee (the “Unused Fee”) payable in arrears for each Remittance Period, in an amount for such Remittance Period equal to the product of (a) the number of days in such Remittance Period divided by three hundred and sixty (360), (b) the applicable Unused Fee Rate and (c) the positive difference, if any, of the Facility Amount less the greater of (i) the daily average amount of the Advances Outstanding during such Remittance Period and (ii) the Minimum Utilization; provided that if either the Facility Amount or the Minimum Utilization changes within such Remittance Period, then each period during such Remittance Period in which the Facility Amount and the Minimum Utilization remain unchanged will be deemed to be a separate period for the purposes of calculating the Unused Fee, and the Unused Fee payable hereunder for such Remittance Period shall be the sum of the Unused Fees calculated with respect to each such period.

Section 2.10 Increased Costs; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, assessment, fee, tax, insurance charge, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any of the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”);

(ii) impose on any Affected Party or the London or other applicable offshore interbank market (or, to the extent a different Benchmark applies, the market for such Benchmark) any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances or participation therein or the obligation or right of any Lender to make Advances hereunder;

(iii) change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(iv) change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing shall be to increase the cost to or impose a cost upon such Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or otherwise performing its obligations under the Transaction Documents or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then on each Payment Date pursuant to Section 2.04 the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.

(b) If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party’s capital or on the capital of Affected Party’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Party’s policies and the policies of such Affected Party’s holding company with respect to capital adequacy and liquidity), then from time to time on each Payment Date pursuant to Section 2.04 the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party’s holding company for any such reduction suffered.

(c) A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Payment Date following receipt thereof.

(d) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of any Affected Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) In the event that any Affected Party shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to make any purchase or loan or maintain any purchase or loan) as a result of any Advance not being made in accordance with a request therefor under Section 2.02, then, on the Payment Date following written notice from such Affected Party to the Borrower, the Borrower shall pay to such Affected Party, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

(f) Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Advance other than on the last day of the Remittance Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Advance other than on the last day of the Remittance Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10(f) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate in accordance with the priority of payments set forth in Section 2.04.

Section 2.11 Taxes.

(a) Any and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required by Applicable Law to be withheld from any amounts payable to any Recipient, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower to such Person will be increased as necessary (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding or deduction for or on account of any Taxes (including, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b) The Borrower or Servicer shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or a Lender timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower, the Servicer and the Transferor shall pay (i) with respect to the Borrower, on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) with respect to the Servicer and the Transferor, on demand, in each case, any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(d) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower is insufficient the Servicer, on behalf of the Borrower, will indemnify) each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Person or required to be withheld or deducted from a payment to such Recipient and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten (10) days from the date a written demand therefor is delivered to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Administrative Agent in its capacity as a Non-Consenting Lender pursuant to this Section 2.19, then the Borrower shall have the right to remove and replace the Administrative Agent in accordance with Section 9.01(h).

Section 2.20 Incremental Facilities.

(a) The Borrower may, by written notice to the Administrative Agent and each Lender (with a copy to the Collateral Agent), request, prior to the last day of the Revolving Period, an increase to the existing Commitments (any such increase, the “New Commitments”) by an amount not to exceed $400,000,000 (and the sum of the existing Commitments and any New Commitments shall not exceed $1,000,000,000 in the aggregate). Each such notice shall specify (i) the amount of the New Commitment, (ii) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective and approved in writing by the Administrative Agent and (iii) the identity of each Lender or other Person (each, an “Increasing Lender”) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations (if then known); provided that any New Commitment shall first be offered to each existing Lender (pro rata) for a period of seven (7) Business Days prior to offering to any Person that is not an existing Lender. Such New Commitments shall become effective as of such Increased Amount Date if the Administrative Agent, the Required Lenders and each Lender whose Commitment is being increased thereby has consented thereto in their respective sole discretion and subject to any internal approvals; provided that (A) no Unmatured Event of Default, Event of Default or Borrowing Base Deficiency shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (B) the New Commitments shall be effected pursuant to an Assignment and Acceptance for each existing Lender (if applicable), or one or more Joinder Supplements for any new Lender executed and delivered by the Borrower, such new Lender and the Administrative Agent, and each of which shall be recorded in the Register; (C) the Borrower shall pay any applicable required fees in connection with the New Commitments; (D) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents (substantially consistent with the documents set forth in Section 3.01) reasonably requested by Administrative Agent or an Increasing Lender in connection with any such transaction; and (E) the effectiveness of any allocation of New Commitments to a non-Lender shall be subject to (i) the prior written consent of the Administrative Agent and (ii) the Collateral Agent~~’~~’s receipt of all documentation necessary for purposes of compliance with the applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Money Laundering Laws.

(b) On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the Increasing Lenders, and each of the Increasing Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Advances Outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances will be held by existing Lenders and Increasing Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed, for all purposes, a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for all purposes, an

As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fee and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.

Section 6.07 Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out- of- pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04.

Section 6.08 Reports to the Administrative Agent; Account Statements; Servicer Information.

(a) Borrowing Base Certificate. On each Measurement Date, the Borrower (or the Servicer on its behalf) will provide a Borrowing Base Certificate, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent).

(b) Servicing Report. On each Reporting Date, the Collateral Agent (on behalf of the Servicer) will provide to the Borrower, each Lender, the Administrative Agent and the Servicer, a draft monthly statement, based upon information and data received from the Borrower, the Servicer, and any related bank agent, obligor, or financial information reporting or other third-party sources, including (i) a Borrowing Base Certificate (as provided by the Borrower or the Servicer on its behalf), (ii) a Loan Asset Schedule, (iii) a calculation of each Collateral Quality Test, (iv) a list of Loan Assets acquired, sold, substituted or released~~,~~ and (v) ~~if applicable, and to the extent provided by the Servicer, the Asset Replacement Percentage and (vi)~~ if such Reporting Date occurs in a calendar month in which a Payment Date occurs, amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement, a “Servicing Report”), with respect to the last Business Day of the previous calendar month in the case of clauses (i) through (iii) and with respect to the last calendar month in the case of clause (iv), to be signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit H. The Servicer shall use reasonable efforts to review and, to the best of its knowledge, verify the contents of the aforesaid draft Servicing Report. To the extent any of the information in any draft Servicing Report conflicts with data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Agent of such discrepancy on a timely basis and use reasonable efforts to assist the Collateral Agent in reconciling such discrepancy. Upon reasonable request by the Collateral Agent, the Servicer further agrees to use reasonable efforts to provide to the Collateral Agent from time to time during the term of this Agreement, on a timely basis, any information in its possession relating to the Loan Assets and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Agent to perform its give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, Benchmark Replacement Date or any material disruption or other event relating to Term SOFR or any other Benchmark, (ii) to select, determine or designate any Benchmark, Benchmark Replacement (Dollar) or other alternative, successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any ~~Term SOFR Adjustment,~~ Benchmark Replacement ~~Adjustmentor~~Adjustment or other spread adjustment or modifier to any Benchmark, or (iv) to determine whether or what Benchmark Replacement Conforming Changes or other amendments or changes are necessary or advisable, if any, in connection with any of the foregoing and, with respect to each floating rate Eligible Loan Asset, the Collateral Agent shall have any responsibility or liability to (w) monitor the status of Term SOFR or other applicable reference rate or benchmark (including the London interbank offered rate), (x) determine whether a substitute index or reference rate should or could be selected, (y) determine the selection of any such substitute reference rate, and (z) exercise any right related to the foregoing on behalf of the Borrower, the Administrative Agent, the Lenders or any other Person.

(p) The Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Term SOFR (or any Benchmark Replacement (Dollar)) or any other Benchmark and absence of any Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other party hereto, including without limitation the Borrower, the Servicer or the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 10.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall (acting at the direction of the Required Lenders, each in its sole discretion) promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

Section 10.08 Reallocation of Advances.

Any reallocation of Advances among Lenders pursuant to an Assignment and Acceptance executed by such Lender and its assignee(s) and delivered pursuant to Section 12.04 or pursuant to a Joinder Supplement executed and delivered pursuant to Section 12.04 in each and (xiii) waiving the occurrence of any Event of Default pursuant to Section 7.01(a), (b), (f), (g) (but solely with respect to a Servicer Default as defined pursuant to clauses (a), (d), (e), (h) or (i) of the definition thereof), (h), (j)(1), (j)(2), (k) or (o); and (y) the written consent of each Lender adversely affected thereby shall be required for any amendment, modification or waiver (i) extending or increasing the Commitment of any Lender (or reinstating any Commitment terminated pursuant to the terms hereof (including any extension of the “Commitment Termination Date” (including, in each case, any component definitions thereof) (and for the avoidance of doubt, such extended or increased Lender shall be deemed to be adversely affected)), (ii) modifying any other provision of this Agreement in a manner that would alter or render ineffective the order of priority or pro rata sharing of payments provided in any provision of this Agreement providing for pro rata sharing of payments, (iii) adversely affecting the rights of any Lender in a manner disproportionate to the effect of such amendment, modification or waiver on any other Lender, (iv) resulting in the incurrence of (or otherwise permitting the incurrence of) any senior or pari passu indebtedness or (v) modifying or waiving the provisions of Section 2.04.

(c) Benchmark Replacement Setting.

(i)  ~~(c)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if (A) a Benchmark Transition Event and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark (Dollar), then such Benchmark Replacement (Dollar) will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

(ii)  ~~(d)~~ Benchmark Replacement Conforming Changes. In connection with the implementation ~~of~~or administration of Term SOFR or a Benchmark Replacement (Dollar), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(iii)  ~~(e)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto in writing in advance (if feasible) of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement (Dollar), and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

(iv) Benchmark Replacement (Non-Dollar). Notwithstanding any provision to the contrary set forth in this Agreement, if at any time the Administrative Agent determines, that a Benchmark Transition Event has arisen with respect to any Benchmark other than the Benchmark (Dollar), then the Administrative Agent and the Borrower may designate a new benchmark rate (which may include spread adjustments applicable to such rate or any rate based on such rate) to be used to calculate such Benchmark, which benchmark rate may be (i) a comparable successor rate that, at such time, is broadly accepted by the U.S. syndicated loan market for loans denominated the applicable currency (as applicable) in lieu of the then-applicable Benchmark for such currency or (ii) such other benchmark rate designated by the Administrative Agent with the consent of the Borrower. Except as set forth in clause (ii) of the immediately preceding sentence, the designation of such alternative benchmark rate shall become effective without any further action or consent of any other party to this Agreement. If (x) the circumstances described in clause (i) or clause (ii) above have arisen and (y) the Benchmark for such currency cannot be determined for such Remittance Period in accordance with the definition of the applicable Benchmark, then until an alternate benchmark rate shall be determined in accordance with this paragraph, for any Advance denominated in such currency, the Benchmark shall be equal to the benchmark for the Administrative Agent’s cost of funds in such currency (as determined in good faith by the Administrative Agent by written notice to the Borrower).

Any determination, decision or election that may be made by the Administrative Agent pursuant to ~~Sections~~this Section 12.01(c~~)-(e~~), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent~~’~~’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document~~, except, in each case, as expressly required pursuant to Sections 12.01(c)-(e) hereof.~~

(d) Inability to Determine Rates. Subject to clause (c), if, on or prior to the first day of any Remittance Period for any SOFR Advance:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Advance or a continuation thereof that Term SOFR for any requested Remittance Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue or convert SOFR Advances, shall be suspended (to the extent of the affected SOFR Advances or affected Remittance Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Remittance Periods). Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10(f).

Section 12.02 Notices, Etc.

Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail (“email”) or by hand delivery, to such party’s address set forth below:

BORROWER:	HLEND Holdings A, L.P.
c/o HLEND Holdings A GP, LLC
c/o HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: General Counsel
Email: legal-review@hpspartners.com
Phone: 212-287-4915

SERVICER AND TRANSFEROR:	HPS Corporate Lending Fund
c/o HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: General Counsel
Email: legal-review@hpspartners.com
Phone: 212-287-4915

ADMINISTRATIVE AGENT:	Morgan Stanley Senior Funding, Inc.
1585 Broadway, 24th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests)
mmborrowingrequests@morganstanley.com
Email: (for all other purposes)
mmloanapprovals@morganstanley.com

With a copy to:

Morgan Stanley Bank, N.A.
1300 Thames Street Wharf
Baltimore, MD 21231
Attention: Servicing Team
Email: (for borrowing requests)

SCHEDULE II

ELIGIBILITY CRITERIA

The representations and warranties set forth in this Schedule II are made by the Loan Parties and the Servicer under this Agreement and the Transferor under the Purchase and Sale Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lenders as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in this Agreement to which this Schedule II is attached; provided that, (x) if such Loan Asset does not satisfy the representations and warranties set forth in clause 1 below (and only the representations and warranties set forth in clause 1 below), the Administrative Agent may expressly consent in its sole discretion to the inclusion of such Loan Asset as an Eligible Loan Asset and (y) if such Loan Asset does not satisfy any of the other representations and warranties set forth below, the Administrative Agent (acting at the direction of the Required Lenders, each in its sole discretion except as otherwise explicitly provided below) may expressly consent in its sole discretion to the inclusion of such Loan Asset as an Eligible Loan Asset; provided further that the Administrative Agent will only be considered to have consented to such inclusion if the applicable Loan Party and the Servicer have expressly acknowledged that one or more of the representations and warranties below are not true with respect to such Loan Asset.

1. As of the related Cut-Off Date, each such Loan Asset has been approved in writing by the Administrative Agent in its sole discretion.

2. As of the related Cut-Off Date, each such Loan Asset is a First Lien Loan, Second Lien Loan, Unitranche Loan, FLLO Loan, Asset Based Loan, Recurring Revenue Loan or Senior Secured Bond, evidenced by a note or a credit document and an assignment document in the form specified in the applicable credit agreement or, if no such specification, on a form acceptable to the agent in respect of such Loan Asset (provided that any such Loan Asset that is in the form of a Participation Interest shall be evidenced by the documentation governing such Participation Interest). Each such Loan Asset and the Related Asset is subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and such Loan Party has good and marketable title to, and is the sole owner of, such Loan Asset and the Related Asset, free and clear of all Liens other than any Permitted Liens.

3. The Obligor with respect to each such Loan Asset is organized under the laws of (i) the United States or any state thereof, (ii) Canada or any territory thereof, (iii) any of Australia, Belgium, Bermuda, the British Virgin Islands, the Cayman Islands, Cyprus, Denmark, Estonia, Finland, Guernsey, Ireland, Jersey, Luxembourg, the Netherlands, Spain, Sweden, Switzerland, the United Kingdom, New Zealand, Germany~~,~~ and Norway ~~and Sweden~~ or (iv) another jurisdiction consented to by the Administrative Agent in its sole discretion (any such country, an “Eligible Country”).

Sch. II-1

SCHEDULE IV

LOAN ASSET SCHEDULE

For each Loan Asset, such Loan Party shall provide, as applicable, the following information:

(a)	Loan Asset Number

(b)	The information described in clauses (a) and (b) of the definition of “Obligor Information”

(c)	The currency denomination of such Loan Asset

(d)	Loan Asset Type (First Lien Loan, Second Lien Loan, FLLO Loan, Unitranche Loan, Recurring Revenue Loan, Asset Based Loan)

(e)	Whether such Loan Asset is a term loan or a Delayed Draw Loan Asset or a Revolving Loan

(f)	Whether such Loan Asset is a Participation Interest

(g)	Whether such Loan Asset is a Broadly Syndicated Loan

(h)	Whether such Loan Asset is a Cov-Lite Loan Asset

(i)	Whether the rate of interest is floating or fixed

(j)	Rate of interest (and reference rate)

(k)	Libor (London Inter-Bank Offered Rate) floor or ~~Adjusted~~ Term SOFR floor (if applicable)

(l)	PIK Percentage

(m)	Industry Classification

(n)	The Moody’s and/or S&P’s Facility Rating and Corporate Rating of such Loan Asset

(o)	The Servicer’s internal rating (1-5 or whichever is the Servicer’s current rating system) of the Loan Asset as of the applicable Cut-Off Date and as of the date of such Loan Asset Schedule

(p)	The name of the sponsor of such Loan Asset

(q)	Outstanding Balance

(r)	Any Unfunded Exposure Amount (if applicable)

Sch. IV-1

(kk)	Advance Rate

(ll)	Adjusted Borrowing Value

(mm)	Debt-to-Recurring-Revenue Ratio for Recurring Revenue Loans

(nn)	Recurring Revenue for Recurring Revenue Loans

(oo)	LTV for such Loan Asset

Sch. IV-3

ANNEX A

Lender	Commitment		I/O Notional Loan Amount		I/O Notional Loan Lender Percentage
Morgan Stanley Bank, N.A.	$	~~300,000,000~~500,000,000	$	~~600,000,000~~800,000,000	100%
CDPQ American Fixed Income V Inc.		$300,000,000		$0	0%
Total	$	~~600,000,000~~800,000,000	$	~~600,000,000~~800,000,000	100%

Annex A-1